Exhibit 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
Daniel Greenberg, Chairman and CEO Electro Rent Corporation 818-786-2525	Roger Pondel/Laurie Berman PondelWilkinson Inc. 310-279-5980 investor@pondel.com

Electro Rent Reports Fiscal 2014 Third Quarter Financial Results

VAN NUYS, Calif. - April 7, 2014 - Electro Rent Corporation (Nasdaq: ELRC) today reported financial results for the third quarter of fiscal 2014 ended February 28, 2014.

“In our third quarter, the trends we experienced in the first two quarters of the fiscal year continued, with some areas of our business performing well, some stable, and others remaining constrained by macro factors outside of our immediate control,” said Daniel Greenberg, Chairman and CEO. “Used equipment sales grew year-over-year, and we experienced a pick-up in rentals for both the telecom services and industrial sectors. Our China business was well ahead of last year, and progress was made in our data products segment. Our European business remained steady, and our total rental and lease business was similar to last year. Gains in the above segments helped mitigate declines in new equipment sales and rentals related to the continued weakness in our aerospace/defense and semiconductor business segments.

“Defense spending continued to be under pressure, even though changes in the sequestration formula and a formal budget were put into place, and the immediate future with respect to this important segment of our economy remains uncertain,” Greenberg said. “We are continuing to work with our customers in this segment as they make decisions as to how they will function with these new rules now in effect.”

Total revenues for the third quarter of fiscal 2014 were $62.0 million, compared with $64.7 million last year. Rental and lease revenues equaled $32.5 million for the 2014 third fiscal quarter, versus $32.8 million one year ago. Sales of equipment and other revenues were $29.5 million for the third quarter of fiscal 2014, compared with $31.8 million for the prior-year period.

Selling, general and administrative expenses totaled $14.4 million, or 23.2% of total revenues, for the fiscal 2014 third quarter, compared with $13.8 million, or 21.3% of total revenues, for the same quarter last year.

Total operating expenses declined to $54.8 million for the fiscal 2014 third quarter from $56.3 million a year ago.

Operating profit for the third quarter of fiscal 2014 was $7.2 million, or 11.6% of total revenues, compared with $8.4 million, or 13.0% of total revenues, for the third quarter of fiscal 2013.

Net income was $4.5 million, or $0.19 per diluted share, for the fiscal 2014 third quarter, versus $5.0 million, or $0.21 per diluted share, for the same quarter last year.

The company’s effective tax rate was 37.8% for the third quarter of fiscal 2014, compared with 40.3% for the same quarter last year. The decrease was principally related to a decline in foreign losses for which the company records valuation allowances and therefore does not recognize a tax benefit.

Rental equipment additions for the fiscal 2014 third quarter totaled $12.6 million, compared with $12.9 million for the fiscal 2013 third quarter.

Total revenues for the first nine months of fiscal 2014 were $180.1 million, compared with $188.4 million a year ago. Rental and lease revenues for the fiscal 2014 year-to-date period were $103.3 million, versus $101.1 million for the fiscal 2013 year-

to-date period. Equipment sales and other revenues were $76.7 million for the nine months ended February 28, 2014, compared with $87.3 million for the same period last year.

SG&A expenses were $43.3 million, or 24.0% of total revenues, for the first nine months of fiscal 2014, versus $41.6 million, or 22.1% of total revenues, a year ago. Total operating expenses for the fiscal 2014 nine-month period were $155.2 million, compared with $161.4 million for the corresponding period of fiscal 2013.

Operating profit for the first nine months of fiscal 2014 totaled $24.9 million, or 13.8% of total revenue, compared with $26.9 million, or 14.3% of total revenue, in the prior-year period.

Net income for the fiscal 2014 year-to-date period amounted to $15.8 million, or $0.65 per diluted share, versus $16.4 million, or $0.68 per diluted share, for the fiscal 2013 period.

Rental equipment purchases for the first nine months of fiscal 2014 were $42.7 million, versus $47.2 million for the first nine months of fiscal 2013. The net book value of Electro Rent's equipment was $223.7 million at February 28, 2014, compared with $234.9 million at the end of the last fiscal year.

Electro Rent had a sales order backlog for test and measurement equipment relating to its Agilent resale agreement of $9.8 million at February 28, 2014, versus $4.8 million last year. The majority of the backlog is expected to be delivered to customers within the next six months.

Electro Rent paid dividends of $4.9 million for the third quarter of fiscal 2014. On an annualized basis, Electro Rent’s current quarterly dividend of $0.20 per common share represents a 4.8% yield on the April 4, 2014 closing share price of $16.61.

Total shareholders' equity at February 28, 2014 amounted to $230.9 million, or $9.62 per share, versus $228.5 million, or $9.52 per share, at May 31, 2013.

Electro Rent’s cash and cash equivalents balance was $5.2 million at February 28, 2014, compared with $10.4 million at May 31, 2013. The decline related principally to the repayment of debt. Bank borrowings at February 28, 2014 were $2.0 million, compared with $10.0 million at May 31, 2013 and a high of $23.0 million in December 2012, when the company paid its special dividend.

“The business atmosphere has been in a state of flux for some time now, and it’s still too soon to determine how things will play out for national defense spending. In the meantime, we are focusing on those areas of the economy that are growing, and ensuring that our equipment purchases match the current demand environment,” said Greenberg. “As a result of our ongoing strong cash flow, even through this period of ups and downs, we have been able to pay down all of our $23 million debt over the past year, giving us significant financial flexibility to operate efficiently and to continue to provide customers with the equipment, service and know-how they have come to expect from Electro Rent.”

About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

“Safe Harbor" Statement:
Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words "expect" and "will" and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. The company believes its assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, the company’s actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. Electro Rent undertakes no obligation to update or revise any forward-looking statements.
(Financial tables follow)

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except per share data)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2014	2013	2014	2013
Revenues:
Rentals and leases	$32,485	$32,837	$103,347	$101,077
Sales of equipment and other revenues	29,531	31,835	76,713	87,288
Total revenues	62,016	64,672	180,060	188,365
Operating expenses:
Depreciation of rental and lease equipment	14,361	14,320	42,975	42,460
Costs of rentals and leases, excluding depreciation	4,493	4,721	14,103	13,651
Costs of sales of equipment and other revenues	21,583	23,471	54,800	63,684
Selling, general and administrative expenses	14,394	13,784	43,299	41,629
Total operating expenses	54,831	56,296	155,177	161,424
Operating profit	7,185	8,376	24,883	26,941
Interest income, net	106	61	275	344
Income before income taxes	7,291	8,437	25,158	27,285
Income tax provision	2,754	3,400	9,343	10,923
Net income	$4,537	$5,037	$15,815	$16,362
Earnings per share:
Basic	$0.19	$0.21	$0.65	$0.68
Diluted	$0.19	$0.21	$0.65	$0.68
Shares used in per share calculation:
Basic	24,334	23,996	24,320	23,995
Diluted	24,367	24,257	24,349	24,228
Cash dividend declared per share	$0.20	$—	$0.60	$1.60

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share numbers)

	February 28, 2014	May 31, 2013
ASSETS
Cash and cash equivalents	$5,214	$10,402
Accounts receivable, net of allowance for doubtful accounts of $479 and $457	33,827	34,350
Rental and lease equipment, net of accumulated depreciation of $236,796 and $224,397	223,658	234,856
Other property, net of accumulated depreciation and amortization of $19,538 and $18,873	13,354	13,826
Goodwill	3,109	3,109
Intangibles, net of accumulated amortization of $1,591 and $1,468	914	1,037
Other assets	21,800	21,346
	$301,876	$318,926
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Bank Borrowings	$2,025	$10,000
Accounts payable	5,805	7,479
Accrued expenses	12,721	15,866
Deferred revenue	7,184	7,292
Deferred tax liability	43,234	49,740
Total liabilities	70,969	90,377
Commitments and contingencies (Note 11)
Shareholders’ equity:
Preferred stock, $1 par - shares authorized 1,000,000, none issued
Common stock, no par - shares authorized 40,000,000; issued and outstanding February 28, 2014 - 24,007,708; May 31, 2013 - 23,995,626	38,905	37,724
Retained earnings	192,002	190,825
Total shareholders’ equity	230,907	228,549
	$301,876	$318,926